UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2015

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21937	68-0262011
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2550 Stanwell Drive

Concord, California 94520

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2015, Cerus Europe B.V. (“Cerus Europe”), a wholly-owned subsidiary of Cerus Corporation (together, the “Company”), entered into a Settlement Agreement with Caspar Hogeboom, who currently serves as President of Cerus Europe and EEMEA. Pursuant to the Settlement Agreement, the Company and Mr. Hogeboom mutually agreed to terminate Mr. Hogeboom’s employment agreement with the Company, effective March 31, 2016 (the “Termination Date”), with Mr. Hogeboom generally being relieved of his work duties immediately and his employment relationship with the Company finally ending on the Termination Date. Under the terms of the Settlement Agreement, the Company will pay Mr. Hogeboom a total of €359,333.99 in connection with the termination of his employment agreement with the Company (in addition to the salary and benefits payable to Mr. Hogeboom as an employee until the Termination Date), with such settlement payment subject to Mr. Hogeboom not being dismissed for a statutorily-defined cause event prior to the Termination Date. Mr. Hogeboom was also released of certain non-competition and non-solicitation obligations under his employment agreement with the Company as of the Termination Date; accordingly, Mr. Hogeboom will not be entitled to any additional payments from the Company for his compliance with such obligations. In addition, on December 23, 2015, the Company entered into a Consulting Agreement with Mr. Hogeboom pursuant to which the Company will retain Mr. Hogeboom as a consultant to the Company commencing on April 1, 2016 and ending on March 31, 2017 (the “Consulting Period”). During the Consulting Period, Mr. Hogeboom will receive a monthly consulting fee of €5,000 for certain defined services performed at the request of the Company, and the stock options previously granted to Mr. Hogeboom under the Company’s equity incentive plans will continue to vest during the Consulting Period in accordance with their existing terms.

The foregoing summaries of the Settlement Agreement and the Consulting Agreement are not intended to be complete and are qualified in their entirety by reference to the full text of the Settlement Agreement and the Consulting Agreement, each to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: December 29, 2015

	By:	/s/ Chrystal N. Menard
Chrystal N. Menard
Chief Legal Officer and General Counsel